EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Three
						Months	Months
	Years Ended December 31,					Ended	Ended
	2008	2009	2010	2011	2012	3/31/2013	3/31/2013
EARNINGS
Income Before Income Taxes and Equity Earnings	$129,489	$140,035	$208,484	$219,283	$245,862	$215,305	$17,703
Fixed Charges (as below)	119,516	109,146	132,106	134,285	147,817	148,805	37,306
Total Earnings	$249,005	$249,181	$340,590	$353,568	$393,679	$364,110	$55,009

FIXED CHARGES
Interest Expense	$93,150	$70,500	$86,538	$81,781	$88,318	$100,306	$33,990
Credit for Allowance for Borrowed Funds Used During Construction	19,800	29,546	33,668	40,904	48,499	37,499	566
Trust Dividends	(134)	-	-	-	-	-	-
Estimated Interest Element in Lease Rentals	6,700	9,100	11,900	11,600	11,000	11,000	2,750
Total Fixed Charges	$119,516	$109,146	$132,106	$134,285	$147,817	$148,805	$37,306

Ratio of Earnings to Fixed Charges	2.08	2.28	2.57	2.63	2.66	2.44	1.47